Exhibit 99.1

Merchants Bancshares, Inc. and NUVO Bank & Trust Company Announce Receipt of All Regulatory and Shareholder Approvals for Merger

SOUTH BURLINGTON, Vt. and SPRINGFIELD, Mass., Nov. 5, 2015 /PRNewswire/ -- Merchants Bancshares, Inc. ("Merchants") (NASDAQ: MBVT), the parent company of Merchants Bank, and NUVO Bank & Trust Company, Springfield, MA ("NUVO") today announced that they have received approval from the Massachusetts Division of Banks for the planned merger of NUVO with and into Merchants Bank, and that they now have received all required regulatory and shareholder approvals necessary to complete the merger. The transaction is expected to close on or about December 4, 2015.

"We are pleased to have received the approval of state and federal regulators and NUVO's shareholders and look forward to expanding our franchise into the Springfield market," said Michael R. Tuttle, President and CEO of Merchants.

Donald R. Chase, NUVO's Board Chairman, stated "We are excited to be joining the Merchants team and becoming a part of its outstanding banking franchise. Merchants' platform of banking products and services will allow us to deliver an expanded array of banking products while sustaining our commitment to exceptional service to our customers and communities."

"We look forward to serving NUVO's customers and welcoming its employees and shareholders," commented Geoffrey R. Hesslink, President and CEO of Merchants Bank.

As previously announced, materials have been mailed to the NUVO shareholders for them to elect to receive, for each share of NUVO common stock, 0.2416 shares of Merchants common stock or $7.15 in cash, or a combination of cash and stock, subject to the allocation and proration provisions contained in the merger agreement. The deadline for return of the cash/stock elections is Friday, November 13, 2015.

About Merchants
Merchants Bancshares, Inc. (NASDAQ: MBVT) is the parent company of Merchants Bank, a Vermont-chartered commercial bank established in 1849. Merchants Bank is Vermont's largest and sole remaining statewide independent bank. The bank's consumer, business, municipal and investment customers enjoy personalized relationships, sophisticated online and mobile banking options at its 32 branches statewide. Merchants Bank and its Merchants Trust Company division employ approximately 300 full-time employees and 40 part-time employees statewide, and have earned several "Best Places to Work in Vermont" awards. American Banker ranks Merchants Bank a "Top 200" in America among 851 peers. For more information, go to www.mbvt.com. (Member FDIC, Equal Housing Lender)

About NUVO Bank & Trust Company
Founded in 2008, NUVO Bank & Trust Company is a Massachusetts-chartered commercial bank headquartered in Springfield, Massachusetts. NUVO is focused on providing superior service to small and medium-sized businesses, professionals and individuals in Western Massachusetts. Money invested at NUVO stays in the region, as the bank makes loans to area businesses and individuals. For more information, go to www.nuvobank.com. (Member FDIC, Equal Housing Lender)

Additional Information About the Pending Merger and Where to Find It
This press release does not constitute an offer to sell or solicitation of an offer to sell or buy any securities. In connection with the proposed merger, Merchants filed a Registration Statement on Form S-4 with the Securities and Exchange Commission ("SEC") that included a prospectus of Merchants, which also constituted a proxy statement of NUVO for a special meeting of shareholders held on September 30, 2015 at which the merger was approved. Investors and security holders are urged to read the registration statement and the proxy statement/prospectus, as well as other documents filed by Merchants with the SEC, because they contain important information about the merger and the parties to the transaction. You may obtain a free copy of the proxy statement/prospectus and other related documents filed by Merchants with the SEC at the SEC's website at www.sec.gov. You may also obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Merchants on its website, at www.mbvt.com.

In addition, copies of the proxy statement/prospectus can be obtained without charge by directing a request to Merchants Bancshares, Inc., 275 Kennedy Drive, South Burlington, VT 05402, Attention: Investor Relations, (802) 865-1807.

Cautionary Note Regarding Forward-Looking Statements
This document contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and this Cautionary Note is included for purposes of complying with these safe harbor provisions. Readers should not place undue reliance on such forward-looking statements, which speak only as of the date made. These forward-looking statements are based on current plans and expectations, which are subject to a number of risk factors and uncertainties that could cause future results to differ materially from historical performance or future expectations. These differences may be the result of various factors, including, among others: (1) failure of the parties to the merger to satisfy the closing conditions in the merger agreement in a timely manner or at all; (2) disruptions to the parties' businesses as a result of the announcement and pendency of the merger; (3) costs or difficulties related to the integration of the business following the merger; (4) changes in general, national or regional economic conditions; (5) the risk that the anticipated benefits and cost savings from the transaction may not be fully realized or may take longer than expected to realize; (6) changes in loan default and charge-off rates; (7) changes in interest rates or credit availability; (8) changes in government regulation; (9) changes in levels of income and expense in non-interest income and expense related activities; and (10) competition and its effect on pricing, spending, third-party relationships and revenues. The foregoing list should not be construed as exhaustive, and Merchants undertakes no obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events or circumstances.

For additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements, please refer to the filings by Merchants with the SEC, including its periodic and current reports, and to the proxy statement/prospectus included in Merchants' Registration Statement on Form S-4, which are available on the SEC's website, at www.sec.gov.

Contact: Jodi L. Bachand, Merchants Bank, at (802) 865-1807

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